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                                                                     EXHIBIT 5.1

                        [COOLEY GODWARD LLP LETTERHEAD]

July 22, 1998

AMYLIN PHARMACEUTICALS, INC.
9373 Towne Centre Drive
San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by AMYLIN PHARMACEUTICALS, INC. (the "Company") of a Registration Statement on Form S-3 (the "Abbreviated Registration Statement"), with the Securities and Exchange Commission in connection with the proposed issuance and sale of up to 400,000 shares of the Company's Common Stock (the "Shares") as described in the Abbreviated Registration Statement. The Shares are to be purchased by certain institutional and individual investors together with the shares registered pursuant to Registration Statement No. 333-58831, which was declared effective earlier today (the "Initial Registration Statement").

In connection with this opinion, we have examined the Initial Registration Statement, the Abbreviated Registration Statement and related Prospectus, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Initial Registration Statement, the Abbreviated Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Initial Registration Statement and to the filing of this opinion as an exhibit to the Abbreviated Registration Statement.

Sincerely,

Cooley Godward LLP


By: /s/ Thomas A. Coll
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        Thomas A. Coll